Exhibit 5.16

September 24, 2025

To:	First Majestic Silver Corp.

Suite 1800 – 925 West Georgia Street

Vancouver, British Columbia V6C 3L2

Canada

In connection with the Registration Statement on Form F-10 of First Majestic Silver Corp. (the “Registration Statement”), I, William Richard McBride, P.Eng., PEO, hereby consent to the references in the Registration Statement to my name and the technical report entitled “Mineral Resource and Mineral Reserve Update, Los Gatos Joint Venture, Chihuahua, Mexico”, with an effective date of July 1, 2024 (the “Technical Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Technical Report and extracts from or a summary of the Technical Report, for which I am responsible.

Sincerely,

/s/ William Richard McBride
William Richard McBride, Registered Member PEO #29888013